EXHIBIT 99.1

Community West Bancshares Elects Two New Directors

GOLETA, Calif., Dec. 23, 2011 (GLOBE NEWSWIRE) -- Community West Bancshares (Company) (Nasdaq:CWBC), parent company of Community West Bank (the "Bank"), today announced that Shereef Moharram and Eric Onnen have been appointed to its Board of Directors and to the Board of Directors of Community West Bank, the Company's wholly owned subsidiary. Mr. Moharram has been appointed to the Asset/Liability Committee of the Bank and Mr. Onnen has been appointed to the Audit Committee of the Board of Directors.

"We are very pleased that Shereef and Eric have decided to join our board. Both gentlemen are exceedingly well known and highly respected in our local business communities," said William R. Peeples, Chairman of the Board of the Company. "They bring different strengths to our board that should help propel us forward."

Mr. Moharram, a resident of Santa Barbara, CA, is a non-equity partner of the legal firm Price Postel & Parma LLP in Santa Barbara where he specializes in real estate law.  He has been associated with the firm since 2002 and a partner since 2009. He holds a Bachelor of Arts Degree in English Literature from U.C.S.B. and a Law Degree from UCLA School of Law. He was a member of the Board of directors of the Santa Barbara Symphony from 2005 to 2009.

Mr. Onnen, a resident of Goleta, CA is co-founder and owner of Santa Barbara Airbus a ground transportation company in Goleta since 1983 and is currently CEO. He serves actively in local business organizations, non-profits and elective office. He is currently on the Goleta Chamber of Commerce Executive Board and is also an active member and past president of the Goleta Rotary Club, and is a past board member of the Greater Goleta Valley Chamber of Commerce. He was also past president of the Santa Barbara Conference and Visitors Bureau and Film Commission and served as Goleta City Mayor in 2010. He holds a Bachelor of Arts Degree in Business Economics from U.C.S.B.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: William R. Peeples, Chairman
         805.692.5479
         www.communitywestbank.com